Exhibit 99.1

Gladstone Commercial Corporation Prices Offering of Common Stock

MCLEAN, Va., December 1, 2016 (GLOBE NEWSWIRE): Gladstone Commercial Corporation (NASDAQ:GOOD) (the “Company”) today announced the pricing of a registered direct placement of 774,400 shares of common stock, par value $0.001 per share (“Common Stock”), to an institutional investor at an offering price of $18.35 per share (the “Offering”).

The Company expects to receive net proceeds, after placement fees and other estimated offering expenses, of approximately $13.9 million. The Offering is expected to settle on or about December 5, 2016, subject to satisfaction of customary closing conditions. The Company expects to use the net proceeds of the sale of the Common Stock in the Offering to fund acquisitions of real property in the ordinary course of the Company’s business and in accordance with the Company’s investment objectives, to pay down debt and for other general corporate purposes.

CSCA Capital Advisors, LLC acted as placement agent and Weeden & Co. LP will serve as settlement agent for the transaction.

The shares of Common Stock were offered pursuant to a prospectus supplement and accompanying prospectus under a shelf registration statement that has been filed previously with the Securities and Exchange Commission (the “SEC”), which was declared effective on February 1, 2016. Copies of the prospectus supplement and accompanying prospectus included in the registration statement and other documents the Company has filed with the SEC may be obtained by contacting CSCA Capital Advisors, 800 Third Avenue, New York, New York 10022, by phone at 212-446-9177, or by fax at 212-446-9181.

This communication shall not constitute an offer to sell or the solicitation of an offer to buy nor shall there be any sale of these securities in any state or other jurisdiction in which such offer, solicitation or sale would be unlawful prior to registration or qualification under the securities laws of any such state or other jurisdiction.

About Gladstone Commercial Corporation: Gladstone Commercial is a real estate investment trust focused on acquiring, owning and operating net leased industrial and office properties across the United States. Gladstone Commercial’s real estate portfolio consists of 95 properties located in 24 states, totaling approximately 11.0 million square feet. For additional information please visit www.gladstonecommercial.com.

Forward-Looking Statements

This press release contains certain forward-looking statements, such as the anticipated use of proceeds, which are based upon the Company’s current expectations and are inherently uncertain, including forward-looking statements with respect to the Offering. Any such statements other than statements of historical fact are likely to be affected by other unknowable future events and conditions, including elements of the future that are or are not under the Company’s control, and that the Company may or may not have considered; accordingly, such statements cannot be guarantees or assurances of any aspect of future performance. Actual performance and results could vary materially from these estimates and projections of the future. Such statements speak only as of the time when made and are based on information available to the Company as of the date hereof and are qualified in their entirety by this cautionary statement. The Company assumes no obligation to revise or update any such statement now or in the future. For further discussion of the factors that could affect outcomes, please refer to the “Risk Factors” section of the prospectus supplement and accompanying prospectus filed by the Company with the SEC, and the documents incorporated therein by reference, and in the Company’s annual and periodic reports and other documents filed with the SEC, copies of which are available on the SEC’s website, www.sec.gov.

Investor Relations Inquiries: Please visit www.gladstonecommercial.com or +1-703-287-5893.